Exhibit 99.1

For Immediate Release

Hartree Partners Completes Purchase of Controlling Interest in Sprague Resources

PORTSMOUTH, NH May 28, 2021 – Sprague Resources LP (SRLP) (“Sprague”) and Hartree Partners, LP (“Hartree”) announced today that affiliates of Hartree have closed the purchase of the general partner interest, the incentive distribution rights and all of the common units representing limited partner interests (“Common Units”) that a subsidiary of Axel Johnson Inc. (“Axel Johnson”) had held in Sprague.

The aggregate purchase price paid by Hartree to Axel Johnson was $290.0 million, consisting of (i) approximately $265.0 million attributable to the purchase of 16,058,484 Common Units, and (ii) approximately $25.0 million attributable to the general partner interest and incentive distribution rights.

About Sprague Resources LP

Sprague Resources LP is a master limited partnership engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. Sprague also provides storage and handling services for a broad range of materials. More information concerning Sprague can be found at www.spragueenergy.com.

About Hartree Partners, LP

Hartree is a well-established global merchant commodities firm concentrating in energy and its associated industries. Formed in 1997, the firm focuses on identifying value in the production, refinement, transportation and consumption of tradable commodities including: electric power, natural gas, natural gas liquids, refined products, crude oil, fuel oil, freight, metals, carbon and petrochemicals, among others. Hartree is jointly owned by its senior management and certain funds managed by Oaktree Capital Management, L.P.

Advisors

Intrepid Partners, LLC acted as exclusive financial advisor to Axel Johnson.  Baker Botts L.L.P. and Vinson & Elkins LLP acted as legal advisors to Axel Johnson and Hartree, respectively.

Sprague Investor Contact:
Paul Scoff
+1 800.225.1560
investorrelations@spragueenergy.com